CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-140697 on Form N-14 of our report dated February 20, 2007, relating to the financial statements and financial highlights of Met Investors Series Trust including Lord Abbett America's Portfolio, Lord Abbett Mid-Cap Value Portfolio and Lord Abbett Bond Debenture appearing in their Annual Reports on Form N-CSR for the year ended December 31, 2006, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 16, 2007